CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$11,923,720	$1,535.78

PRICING SUPPLEMENT NO. 2617 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-177923 Dated June 26, 2014

JPMorgan Chase & Co. Return Optimization Securities

$3,149,810 Linked to the Russell 2000® Index due July 31, 2015

$1,540,520 Linked to the MSCI Emerging Markets Index due July 31, 2015

$7,233,390 Linked to the EURO STOXX 50® Index due July 31, 2015

Investment Description
Return Optimization Securities, which we refer to as the "Securities," are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase"), with a return linked to the performance of a specific index (the "Index"). If the applicable Index Return is positive, JPMorgan Chase will repay your principal amount at maturity plus pay a return equal to the applicable Index Return times the applicable Multiplier, up to the applicable Maximum Gain. If the applicable Index Return is zero, JPMorgan Chase will repay your principal amount at maturity. However, if the applicable Index Return is negative, JPMorgan Chase will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the applicable negative Index Return. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. You will not receive dividends or other distributions paid on any stocks included in the applicable Index, and the Securities will not pay interest. Any payment on the Securities is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

❑Enhanced Growth Potential — At maturity, the Securities enhance any positive Index Return of the applicable Index, up to the applicable Maximum Gain. If the applicable Index Return is negative, investors will be exposed to that negative Index Return at maturity.

❑Full Downside Market Exposure — If the applicable Index Return is negative, investors will be exposed to that negative Index Return at maturity and JPMorgan Chase will pay less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the applicable Index's decline from the Trade Date to the Final Valuation Date. You may lose some or all of your principal. Any payment on the Securities is subject to the creditworthiness of JPMorgan Chase.

	Trade Date	June 26, 2014
	Original Issue Date (Settlement Date)	June 30, 2014
	Final Valuation Date[1]	July 28, 2015
	Maturity Date[1]	July 31, 2015
	[1]	Subject to postponement in the event of a market disruption event and as described under "Description of Securities — Payment at Maturity" and "Description of Securities — Postponement of the Final Valuation Date" in the accompanying product supplement no. UBS-4-II

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE APPLICABLE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 5 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-11 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-4-II AND UNDER "RISK FACTORS" BEGINNING ON PAGE US-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT NO. 1 BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering
This pricing supplement relates to three (3) separate Security offerings. Each issuance of offered Securities is linked to one, and only one, Index. You may participate in any of the three (3) Security offerings or, at your election, in two or more of the offerings. This pricing supplement does not, however, allow you to purchase a Security linked to a basket of some or all of the Indices described below. The Securities are offered for a minimum investment of 100 Securities at the price to public described below. Each of the three Security offerings is linked to a different Index, and each of the three Security offerings has its own Multiplier, Maximum Gain and Initial Index Level. The performance of each Security will not depend on the performance of any other Security.

Index	Multiplier	Maximum Gain	Initial Index Level	CUSIP	ISIN
Russell 2000® Index	3.00	13.68%	1,180.709	48127E213	US48127E2138
MSCI Emerging Markets Index	3.00	14.55%	1,046.81	48127E197	US48127E1973
EURO STOXX 50® Index	3.00	15.01%	3,233.19	48127E189	US48127E1890

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this pricing supplement. Each Security we are offering will have the terms specified in the prospectus dated November 14, 2011, the prospectus supplement dated November 14, 2011, product supplement no. UBS-4-II dated March 6, 2013, underlying supplement no. 1-I dated November 14, 2011 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in product supplement no. UBS-4-II, will supersede the terms set forth in product supplement no. UBS-4-II.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement, product supplement no. UBS-4-II and underlying supplement no 1-I. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Russell 2000® Index	$3,149,810	$10.00	$62,996.20	$0.20	$3,086,813.80	$9.80
Securities Linked to the MSCI Emerging Markets Index	$1,540,520	$10.00	$30,810.40	$0.20	$1,509,709.60	$9.80
Securities Linked to the EURO STOXX 50® Index	$7,233,390	$10.00	$144,667.80	$0.20	$7,088,722.20	$9.80

[1]	See "Supplemental Use of Proceeds" in this pricing supplement for information about the components of the price to public of the Securities.
[2]	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $0.20 per $10 principal amount Security. See "Underwriting (Conflicts of Interest)" beginning on page PS-45 of the accompanying product supplement no. UBS-4-II, as supplemented by "Supplemental Underwriting Information" in this pricing supplement.

The estimated value of the Securities as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, when the terms of the Securities were set, was $9.743, $9.727 and $9.757 per $10 principal amount Security linked to the Russell 2000® Index, linked to the MSCI Emerging Markets Index and linked to the EURO STOXX 50® Index, respectively. See "JPMS's Estimated Value of the Securities" in this pricing supplement for additional information.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Securities

This pricing supplement relates to three (3) separate Security offerings. Each issue of the offered Securities is linked to one, and only one, Index. The purchaser of a Security will acquire a security linked to a single Index (not to a basket that includes the other Indices). You may participate in any of the three (3) Security offerings or, at your election, in two or more of the offerings. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. While each Security offering relates only to a single Index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Index (or any other Index) or as to the suitability of an investment in the Securities.

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-4-II dated March 6, 2013 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the Securities, supplements the free writing prospectus related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-4-II and "Risk Factors" in the accompanying underlying supplement no. 1-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-4-II dated March 6, 2013: http://www.sec.gov/Archives/edgar/data/19617/000095010313001568/crt_dp36767-424b2.pdf
♦	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
♦	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
♦	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

As used in this pricing supplement, the "Issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Additional Terms Specific to the Securities

Notwithstanding anything to the contrary in the accompanying product supplement no. UBS-4-II, the "Index Closing Level" of the Russell 2000® Index or any relevant successor index (as defined in the accompanying product supplement no. UBS-4-II) on any relevant day will equal the closing level of the Russell 2000® Index or that successor index, as applicable, as published by Bloomberg Professional® service with respect to that day.  Currently, Bloomberg Professional® service publishes the closing level of the Russell 2000® Index to three decimal places (without rounding), whereas Russell Investment Group ("Russell"), the index sponsor of the Russell 2000® Index, publishes the official closing level of the Russell 2000® Index to six decimal places.  As a result, the closing level of the Russell 2000® Index published by Bloomberg Professional® service will likely be slightly different from the official closing level of the Russell 2000® Index published by Russell.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that has the same downside market risk as a hypothetical investment in the applicable Index.

♦You believe the level of the applicable Index will increase over the term of the Securities and that the appreciation is unlikely to exceed an amount equal to the applicable Maximum Gain indicated on the cover hereof.

♦You understand and accept that your potential return is limited by the applicable Maximum Gain and you are willing to invest in the Securities based on the applicable Maximum Gain indicated on the cover hereof.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the applicable Index.

♦You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the applicable Index.

♦You are willing and able to hold the Securities to maturity.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which JPMS, is willing to trade the Securities.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦You require an investment designed to provide a full return of principal at maturity.

♦You cannot tolerate a loss of all or a substantial portion of your investment , or you are not willing to make an investment that has the same downside market risk as a hypothetical investment in the applicable Index.

♦You believe the level of the applicable Index will decline over the term of the Securities, or you believe the applicable Index will appreciate over the term of the Securities by more than the applicable Maximum Gain indicated on the cover hereof.

♦You seek an investment that has unlimited return potential without a cap on appreciation.

♦You are unwilling to invest in the Securities based on the applicable Maximum Gain indicated on the cover hereof.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the applicable Index.

♦You seek current income from your investment or prefer not to forgo dividends paid on the stocks included in the applicable Index.

♦You are unable or unwilling to hold the Securities to maturity and seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 5 of this pricing supplement, "Risk Factors" in the accompanying product supplement no. UBS-4-II and "Risk Factors" in the accompanying underlying supplement no. 1-I for risks related to an investment in the Securities.

Final Terms
Issuer:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security, subject to a minimum purchase of 100 Securities
Principal Amount:	$10.00 per Security. The payment at maturity will be based on the principal amount.
Index:	Russell 2000® Index MSCI Emerging Markets Index EURO STOXX 50® Index
Term:	Approximately 13 months
Payment at Maturity (per $10):

If the applicable Index Return is positive, JPMorgan Chase will make a cash payment per $10 principal amount Security equal to:

$10.00 + ($10.00 × Index Return × Multiplier)

provided, however, that in no event will JPMorgan Chase pay you at maturity an amount greater than:

$10.00 + ($10.00 × Maximum Gain)

If the applicable Index Return is zero, JPMorgan Chase will make a cash payment of $10.00 per $10 principal amount Security.

If the applicable Index Return is negative, JPMorgan Chase will make a cash payment per $10 principal amount Security equal to:

$10.00 + ($10.00 × Index Return)

In this scenario, you will be exposed to the decline of the applicable Index and you will lose some or all of your principal amount in an amount proportionate to the applicable negative Index Return.

Index Return:	(Final Index Level - Initial Index Level) Initial Index Level
Multiplier:	3.00 for each of the Security offerings
Maximum Gain:	For Securities linked to the Russell 2000® Index: 13.68% For Securities linked to the MSCI Emerging Markets Index: 14.55% For Securities linked to the EURO STOXX 50® Index: 15.01%
Initial Index Level:	The Index Closing Level of the applicable Index on the Trade Date, which was 1,180.709 for Securities linked to the Russell 2000® Index, 1,046.81 for Securities linked to the MSCI Emerging Markets Index and 3,233.19 for Securities linked to the EURO STOXX 50® Index
Final Index Level:	The Index Closing Level of the applicable Index on the Final Valuation Date

Investment Timeline
Trade Date	The applicable Initial Index Level is determined. The applicable Maximum Gain is finalized.

Maturity Date

The Final Index Level and the Index Return of the applicable Index are determined.

If the applicable Index Return is positive, JPMorgan Chase will make a cash payment per $10 principal amount Security equal to:

$10.00 + ($10.00 × Index Return × Multiplier)

provided, however, that in no event will you receive at maturity an amount greater than:

$10.00 + ($10.00 × Maximum Gain)

If the applicable Index Return is zero, JPMorgan Chase will make a cash payment of $10.00 per $10 principal amount Security.

If the applicable Index Return is negative, JPMorgan Chase will make a cash payment per $10 principal amount Security equal to:

$10.00 + ($10.00 × Index Return)

Under these circumstances, you will be exposed to the decline of the applicable Index and you will lose some or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as "open transactions" that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price. However, the Internal Revenue Service (the "IRS") or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the "constructive ownership" regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the applicable Index. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-4-II and the "Risk Factors" section of the accompanying underlying supplement no. 1-I. We also urge you to consult your investment, legal, tax, accounting and other advisers before investing in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. We will pay you the principal amount of your Securities in cash only if the applicable Final Index Level has not declined below the applicable Initial Index Level. If the applicable Index Return is negative, you will lose some or all of your principal amount in an amount proportionate to that negative Index Return. Accordingly, you could lose up to your entire principal amount.
♦	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	The Appreciation Potential of the Securities Is Limited by the Maximum Gain — The appreciation potential of the Securities is limited by the applicable Maximum Gain. Accordingly, the appreciation potential of the Securities will be limited by the applicable Maximum Gain even if the applicable Index Return is greater than the applicable Maximum Gain.
♦	The Multiplier Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the applicable Multiplier or the Securities themselves, and the return you realize may be less than the product of the performance of the applicable Index and the applicable Multiplier and may be less than the applicable Index's return itself, even if that return is positive and does not exceed the applicable Maximum Gain. You can receive the full benefit of the applicable Multiplier, subject to the applicable Maximum Gain, only if you hold your Securities to maturity.
♦	No Interest Payments — JPMorgan Chase will not make any interest payments to you with respect to the Securities.
♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the applicable Securities when the terms of the Securities are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the

Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to "Risk Factors — Risks Relating to the Securities Generally" in the accompanying product supplement no. UBS-4-II for additional information about these risks.
♦	JPMS's Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities — JPMS's estimated value is only an estimate using several factors. The original issue price of the Securities exceeds JPMS's estimated value of the applicable Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates — JPMS's estimated value of the applicable Securities is determined by reference to JPMS's internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than JPMS's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS's estimated value of the applicable Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See "Secondary Market Prices of the Securities" in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.
The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See "— Lack of Liquidity" below.
♦	Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors — The secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the applicable Index, including:
♦	any actual or potential change in our creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	secondary market credit spreads for structured debt issuances;
♦	the actual and expected volatility in the level of the applicable Index;
♦	the time to maturity of the Securities;
♦	the dividend rates on the equity securities underlying the applicable Index;
♦	interest and yield rates in the market generally;

♦	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities underlying the applicable Index trade and the correlation among those rates and the level of the applicable Index; and
♦	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.
♦	The Payment at Maturity on Your Securities Is Not Based on the Level of the Applicable Index at Any Time Other Than the Trade Date and the Final Valuation Date — The applicable Final Index Level will be based solely on the applicable Index Closing Level on the Final Valuation Date, and the applicable Index Return will be based on the applicable Final Index Level as compared to the applicable Initial Index level. Therefore, if the applicable Index Closing Level drops precipitously on the Final Valuation Date from the applicable Initial Index Level, the payment at maturity on your Securities that the Issuer makes to you may be significantly less than it would otherwise have been had the payment at maturity been linked to the applicable Index Closing Level at a time prior to such drop. Although the applicable Index Closing Level on the maturity date or at other times during the term of your Securities may be higher than the applicabe Index Closing Level on the Final Valuation Date, you will not benefit from the applicable Index Closing Level at any time other than the Final Valuation Date.
♦	Investing in the Securities Is Not Equivalent to Investing in the Stocks Composing the Applicable Index — Investing in the Securities is not equivalent to investing in the stocks included in the applicable Index. As an investor in the Securities, you will not have any ownership interest or rights in the stocks included in the applicable Index, such as voting rights, dividend payments or other distributions.
♦	We Cannot Control Actions by the Sponsor of the Applicable Index and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of the applicable Index and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the applicable Index. The index sponsor of the applicable Index is not involved in these Security offerings in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
♦	Your Return on the Securities Will Not Reflect Dividends on the Stocks Composing the Applicable Index — Your return on the Securities will not reflect the return you would realize if you actually owned the stock included in the applicable Index and received the dividends on the stock included in the applicable Index. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the applicable Final Index Level, which reflects the applicable Index Closing Level on the Final Valuation Date without taking into consideration the value of dividends on the stock included in the applicable Index.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the applicable Index and could affect the value of the applicable Index, and therefore the market value of the Securities.
♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Market Price of the Applicable Index — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the applicable Index or in futures, options or other derivative products on the applicable Index may adversely affect the market value of the applicable Index and, therefore, the market value of the Securities.

Risks Relating to Securities Linked to the Russell 2000® Index

♦	An Investment in the Securities is Subject to Risks Associated with Small Capitalization Stocks — The equity securities included in the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

Risks Relating to Securities Linked to the MSCI Emerging Markets Index and the EURO STOXX 50® Index

♦	Non-U.S. Securities Risk — The equity securities included in the EURO STOXX 50® Index and the MSCI Emerging Markets Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of these non-U.S. equity securities, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

♦	Emerging Markets Risk — The equity securities included in the MSCI Emerging Markets Index have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
♦	No Direct Exposure to Fluctuations in Foreign Exchange Rates with Respect to the EURO STOXX 50® Index — The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the European Union euro, although any currency fluctuations could affect the performance of the EURO STOXX 50® Index. Therefore, if the European Union euro appreciates or depreciates relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in any payment on the Securities.
♦	The Securities Are Subject to Currency Exchange Risk with Respect to the MSCI Emerging Markets Index — Because the prices of the equity securities included in the MSCI Emerging Markets Index are converted into U.S. dollars for purposes of calculating the level of the MSCI Emerging Markets Index, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the MSCI Emerging Markets Index trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities included in the MSCI Emerging Markets Index denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the level of the MSCI Emerging Markets Index will be adversely affected and any payment on the Securities may be reduced. Of particular importance to potential currency exchange risk are:
♦	existing and expected rates of inflation;
♦	existing and expected interest rate levels;
♦	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
♦	political, civil or military unrest in the countries issuing those currencies and the United States; and
♦	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

Hypothetical Examples and Return Table

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 Security on an offering of Securities linked to a hypothetical Index for a hypothetical range of Index Returns from -100.00% to +100.00%, and assume an Initial Index Level of 100, a Multiplier of 3 and a Maximum Gain of 12.00%. The hypothetical Initial Index Level of 100 has been chosen for illustrative purposes only and does not represent the actual Initial Index Level of the applicable Index. The actual applicable Initial Index Level is based on the applicable Index Closing Level on the Trade Date and is specified on the cover of this pricing supplement. For historical data regarding the actual Index Closing Levels of the applicable Index, please see the historical information set forth under "The Indices" in this pricing supplement. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the applicable Initial Index Level, the applicable Maximum Gain and the applicable Final Index Level, which will be determined on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Index Level	Index Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)
200.000	100.000%	$11.200	12.00%
190.000	90.000%	$11.200	12.00%
180.000	80.000%	$11.200	12.00%
170.000	70.000%	$11.200	12.00%
160.000	60.000%	$11.200	12.00%
150.000	50.000%	$11.200	12.00%
140.000	40.000%	$11.200	12.00%
130.000	30.000%	$11.200	12.00%
120.000	20.000%	$11.200	12.00%
110.000	10.000%	$11.200	12.00%
104.000	4.000%	$11.200	12.00%
102.500	2.500%	$10.750	7.50%
101.000	1.000%	$10.300	3.00%
100.000	0.000%	$10.000	0.00%
95.000	-5.000%	$9.500	-5.00%
90.000	-10.000%	$9.000	-10.00%
80.000	-20.000%	$8.000	-20.00%
70.000	-30.000%	$7.000	-30.00%
60.000	-40.000%	$6.000	-40.00%
50.000	-50.000%	$5.000	-50.00%
40.000	-60.000%	$4.000	-60.00%
30.000	-70.000%	$3.000	-70.00%
20.000	-80.000%	$2.000	-80.00%
10.000	-90.000%	$1.000	-90.00%
0.000	-100.000%	$0.000	-100.00%

Example 1 — The level of the Index increases by 2.50% from the Initial Index Level of 100 to the Final Index Level of 102.50.

Because the Multiplier of 3 times the Index Return of 2.50% is less than the Maximum Gain of 12.00%, JPMorgan Chase will pay you your principal amount plus a return equal to the Index Return times the Multiplier, resulting in a payment at maturity of $10.75 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Index Return × Multiplier)
$10.00 + ($10.00 × 2.50% × 3) = $10.75

Example 2 — The level of the Index increases by 40% from the Initial Index Level of 100 to the Final Index Level of 140.

Because the Multiplier of 3 times the Index Return of 40% is greater than the Maximum Gain of 12.00%, JPMorgan Chase will pay you your principal amount plus a return equal to the Maximum Gain of 12.00%, resulting in a payment at maturity of $11.20 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Maximum Gain)
$10.00 + ($10.00 × 12.00%) = $11.20

Example 3 — The level of the Index decreases by 40% from the Initial Index Level of 100 to the Final Index Level of 60.

Because the Index Return is -40%, JPMorgan Chase will pay you a payment at maturity of $6.00 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Index Return)
$10.00 + ($10.00 × -40.00%) = $6.00

If the Index Return is negative, investors will be exposed to the negative Index Return at maturity, resulting in a loss of principal that is proportionate to the Index's decline from the Trade Date to the Final Valuation Date. Investors could lose some or all of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Indices

Included on the following pages is a brief description of the Indices. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low Index Closing Levels of each Index. This information given below is for the four calendar quarters in each of 2009, 2010, 2011, 2012 and 2013 and the first calendar quarter of 2014. Partial data is provided for the second calendar quarter of 2014. We obtained the Index Closing Levels information set forth below from Bloomberg Professional® service ("Bloomberg"), without independent verification. You should not take the historical levels of any Index as an indication of future performance.

The Russell 2000® Index

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under "Equity Index Descriptions — The Russell Indices" in the accompanying underlying supplement no. 1-I.

Historical Information Regarding the Russell 2000® Index

The following table sets forth the quarterly high and low Index Closing Levels of the Russell 2000® Index, based on daily Index Closing Levels as reported by Bloomberg, without independent verification. Although Russell publishes the official closing levels of the Index to six decimal places, Bloomberg publishes the closing levels of the Index to only three decimal places. The Index Closing Level of the Russell 2000® Index on June 26, 2014 was 1,180.709. We obtained the Index Closing Levels and other information below from Bloomberg, without independent verification. You should not take the historical levels of the Index as an indication of future performance.

Quarter Begin	Quarter End		Quarterly Closing High	Quarterly Closing Low	Close
1/1/2009	3/31/2009		514.710	343.260	422.748
4/1/2009	6/30/2009		531.680	429.158	508.281
7/1/2009	9/30/2009		620.695	479.267	604.278
10/1/2009	12/31/2009		634.072	562.395	625.389
1/1/2010	3/31/2010		690.303	586.491	678.643
4/1/2010	6/30/2010		741.922	609.486	609.486
7/1/2010	9/30/2010		677.642	590.034	676.139
10/1/2010	12/31/2010		792.347	669.450	783.647
1/1/2011	3/31/2011		843.549	773.184	843.549
4/1/2011	6/30/2011		865.291	777.197	827.429
7/1/2011	9/30/2011		858.113	643.421	644.156
10/1/2011	12/31/2011		765.432	609.490	740.916
1/1/2012	3/31/2012		846.129	747.275	830.301
4/1/2012	6/30/2012		840.626	737.241	798.487
7/1/2012	9/30/2012		864.697	767.751	837.450
10/1/2012	12/31/2012		852.495	769.483	849.350
1/1/2013	3/31/2013		953.068	872.605	951.542
4/1/2013	6/30/2013		999.985	901.513	977.475
7/1/2013	9/30/2013		1,078.409	989.535	1,073.786
10/1/2013	12/31/2013		1,163.637	1,043.459	1,163.637
1/1/2014	3/31/2014		1,208.651	1,093.594	1,173.038
4/1/2014	6/26/2014	*	1,192.808	1,095.986	1,180.709

*As of the date of this pricing supplement, available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through June 26, 2014. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014..

The graph below illustrates the daily performance of the Russell 2000® Index from January 2, 2004 through June 26, 2014, based on information from Bloomberg, without independent verification.

Past performance of the Index is not indicative of the future performance of the Russell 2000® Index.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the Trade Date or the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your principal.

The MSCI Emerging Markets Index

The MSCI Emerging Markets Index is a free-float adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. As of the date of this term sheet, the MSCI Emerging Markets Index consisted of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey. For additional information about the Index, see the information set forth under "Equity Index Descriptions — The MSCI Emerging Markets Index" in the accompanying underlying supplement no. 1-I.

Historical Information Regarding The MSCI Emerging Markets Index

The following table sets forth the quarterly high and low Index Closing Levels of the MSCI Emerging Markets Index, based on daily Index Closing Levels as reported by Bloomberg, without independent verification. The Index Closing Level on June 26, 2014 was 1,046.81. We obtained the Index Closing Levels of the MSCI Emerging Markets Index and other information below from Bloomberg, without independent verification. You should not take the historical levels of the Index as an indication of future performance.

Quarter Begin	Quarter End		Quarterly Closing High	Quarterly Closing Low	Close
1/1/2009	3/31/2009		607.40	475.08	569.97
4/1/2009	6/30/2009		802.21	580.76	761.30
7/1/2009	9/30/2009		922.31	723.05	914.05
10/1/2009	12/31/2009		989.47	901.39	989.47
1/1/2010	3/31/2010		1,028.07	894.07	1,010.33
4/1/2010	6/30/2010		1,047.51	855.52	917.99
7/1/2010	9/30/2010		1,075.53	909.30	1,075.53
10/1/2010	12/31/2010		1,155.94	1,075.85	1,151.38
1/1/2011	3/31/2011		1,170.87	1,087.10	1,170.87
4/1/2011	6/30/2011		1,206.49	1,098.33	1,146.22
7/1/2011	9/30/2011		1,169.49	851.51	880.43
10/1/2011	12/31/2011		1,010.12	831.22	916.39
1/1/2012	3/31/2012		1,079.94	917.08	1,041.45
4/1/2012	6/30/2012		1,055.63	882.46	937.35
7/1/2012	9/30/2012		1,014.07	905.65	1,002.66
10/1/2012	12/31/2012		1,055.20	969.82	1,055.20
1/1/2013	3/31/2013		1,082.68	1,015.47	1,034.90
4/1/2013	6/30/2013		1,061.09	883.34	940.33
7/1/2013	9/30/2013		1,022.54	905.96	987.46
10/1/2013	12/31/2013		1,044.66	979.88	1,002.69
1/1/2014	3/31/2014		1,002.66	916.56	994.65
4/1/2014	6/26/2014	*	1,057.59	993.12	1,046.81

*As of the date of this pricing supplement, available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through June 26, 2014. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the daily performance of the MSCI Emerging Markets Index from January 2, 2004 through June 26, 2014, based on information from Bloomberg, without independent verification.

Past performance of the Index is not indicative of the future performance of the MSCI Emerging Markets Index.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the Trade Date or the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your principal.

The EURO STOXX 50® Index

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the "Licensors"), which are used under license. The Securities based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither Stoxx Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see the information set forth under "Equity Index Descriptions — The EURO STOXX 50® Index" in the accompanying underlying supplement no. 1-I.

Historical Information

The following table sets forth the quarterly high and low Index Closing Levels, based on daily Index Closing Levels as reported by Bloomberg, without independent verification. The Index Closing Level on June 26, 2014 was 3,233.19. We obtained the Index Closing Levels and other information below from Bloomberg, without independent verification. You should not take the historical levels of the Index as an indication of future performance.

Quarter Begin	Quarter End		Quarterly Closing High	Quarterly Closing Low	Close
1/1/2009	3/31/2009		2,578.43	1,809.98	2,071.13
4/1/2009	6/30/2009		2,537.35	2,097.57	2,401.69
7/1/2009	9/30/2009		2,899.12	2,281.47	2,872.63
10/1/2009	12/31/2009		2,992.08	2,712.30	2,964.96
1/1/2010	3/31/2010		3,017.85	2,631.64	2,931.16
4/1/2010	6/30/2010		3,012.65	2,488.50	2,573.32
7/1/2010	9/30/2010		2,827.27	2,507.83	2,747.90
10/1/2010	12/31/2010		2,890.64	2,650.99	2,792.82
1/1/2011	3/31/2011		3,068.00	2,721.24	2,910.91
4/1/2011	6/30/2011		3,011.25	2,715.88	2,848.53
7/1/2011	9/30/2011		2,875.67	1,995.01	2,179.66
10/1/2011	12/31/2011		2,476.92	2,090.25	2,316.55
1/1/2012	3/31/2012		2,608.42	2,286.45	2,477.28
4/1/2012	6/30/2012		2,501.18	2,068.66	2,264.72
7/1/2012	9/30/2012		2,594.56	2,151.54	2,454.26
10/1/2012	12/31/2012		2,659.95	2,427.32	2,635.93
1/1/2013	3/31/2013		2,749.27	2,570.52	2,624.02
4/1/2013	6/30/2013		2,835.87	2,511.83	2,602.59
7/1/2013	9/30/2013		2,936.20	2,570.76	2,893.15
10/1/2013	12/2/2013		3,111.37	2,902.12	3,109.00
1/1/2014	3/31/2014		3,172.43	2,962.49	3,161.60
4/1/2014	6/26/2014	*	3,314.80	3,091.52	3,233.19

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through June 26, 2014. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low and "Close" data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the daily performance of the Index from January 2, 2004 through June 26, 2014, based on information from Bloomberg, without independent verification.

Past performance of the Index is not indicative of the future performance of the Index.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the Trade Date or the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your principal.

Supplemental Underwriting Information

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Supplemental Use of Proceeds" in this pricing supplement and "Use of Proceeds and Hedging" beginning on page PS-30 of the accompanying product supplement no. UBS-4-II.

JPMS's Estimated Value of the Securities

JPMS's estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. JPMS's estimated value does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Securities is derived from JPMS's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS's estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates."

JPMS's estimated value of the Securities is lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, if any, paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities" in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see "Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors" in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is expected to be up to seven months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by JPMS. See "Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period."

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Securities.

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See "Hypothetical Examples and Return Table" in this pricing supplement for an illustration of the risk-return profile of the Securities and "The Index" in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to JPMS's estimated value of the Securities plus the selling commissions, if any, paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.

For purposes of the Securities offered by this pricing supplement, the first and second paragraphs of the section entitled "Use of Proceeds and Hedging" on page PS-30 of the accompanying product supplement no. UBS-4-II are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Securities offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and its authentication of the Securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.